As filed with the Securities and Exchange Commission on May 13, 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MANULIFE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Canada	98-0361647
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Bloor Street East, North Tower 10

Toronto, Ontario, Canada M4W 1E5

(Address of Principal Executive Offices including Zip Code)

DEFERRED COMPENSATION PLAN FOR CERTAIN EMPLOYEES OF JOHN HANCOCK

DEFERRED COMPENSATION PLAN FOR THE JOHN HANCOCK FINANCIAL NETWORK

(Full title of the Plans)

Scott A. Lively, Esq.

John Hancock Life Insurance Company (U.S.A)

601 Congress Street

Boston, Massachusetts, 02210-2805

(617) 663-3000

(Name, address and telephone number, including area code, of agent for service)

copies of communications to:

Stephen P. Sigurdson, Esq.	Michael L. Fantozzi, Esq. Pamela B. Greene, Esq.
Manulife Financial Corporation 200 Bloor Street East, North Tower 10	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Toronto, Ontario, Canada	One Financial Center
M4W 1E5	Boston, MA 02111
(416) 926-3000	(617) 542-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Deferred Compensation Obligations(1)	$125,000,000	100%	$125,000,000	$12,587.50

(1)	The Deferred Compensation Obligations are unsecured obligations of Manulife Financial Corporation to pay deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan for Certain Employees of John Hancock, as amended, and the Deferred Compensation Plan for the John Hancock Financial Network (collectively, the “Plans”).
(2)	Represents (1) $85,000,000 of deferred compensation obligations issuable under the Deferred Compensation Plan for Certain Employees of John Hancock, as amended, and (2) $40,000,000 of deferred compensation obligations issuable under the Deferred Compensation Plan for the John Hancock Financial Network.
(3)	The participants’ deferral elections in accordance with the terms of the Plans will determine the amount of compensation deferred. Solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plans.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by Manulife Financial Corporation (the “Corporation” or “MFC”) with the Securities and Exchange Commission (“Commission”) are incorporated by reference in this Registration Statement:

(1) The Corporation’s Annual Report on Form 40-F, file number 1-14942, for the year ended December 31, 2015, filed with the Commission on February 18, 2016, other than the section of the Annual Information Form entitled “Ratings”;

(2) The Corporation’s Current Report on Form 6-K, file number 1-14942, reporting the Corporation’s financial statements for the quarter ended March 31, 2016, filed with the Commission on May 5, 2016; and

(3) All other reports filed by the Corporation with the Commission pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 since December 31, 2015.

In addition, all documents and reports subsequently filed by the Corporation with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, including all annual reports on Form 40-F and any Form 6-K which the Corporation files with the Commission wherein such Form 6-K is expressly incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The deferred compensation obligations (the “Obligations”) registered hereunder are unsecured obligations of the Corporation to pay deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan for Certain Employees of John Hancock, as amended, which is filed as Exhibit 4.1 to this Registration Statement and the Deferred Compensation Plan for the John Hancock Financial Network, which is filed as Exhibit 4.2 to this Registration Statement. Such Exhibits sets forth a description of the Obligations and is incorporated herein by reference in its entirety in response to this Item 4, pursuant to Rule 411(b)(3) under the Securities Act.

Item 5. Interests of Named Experts and Counsel.

Mr. Stephen P. Sigurdson, who provided the opinion set forth in Exhibit 5.1 hereto, is Executive Vice President and General Counsel of the Corporation.

Item 6. Indemnification of Directors and Officers.

Under the Insurance Companies Act (Canada), a company may not, by contract, resolution or by-law, limit the liability of its directors for breaches of their fiduciary duties. However, the company may indemnify a director or officer, a former director or officer or a person who acts or acted at the company’s request as a director or officer of or in a similar capacity for another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the company or other entity, if:

(1) that person acted honestly and in good faith with a view to the best interests of, as the case may be, the company or the other entity for which he or she acted at the company’s request as a director or officer or in a similar capacity; and

(2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that his or her conduct was lawful.

These individuals are entitled to indemnity from the company if the person was not judged by the court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done and fulfills the conditions set out in (1) and (2) above. A company may, with the approval of a court, also indemnify that person against all costs, charges and expenses reasonably incurred by them in connection with an action by or on behalf of the company or other entity to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or officer of the company or entity, if he or she fulfills the conditions set out in (1) and (2) above.

The by-laws of MFC provide that the board of directors of MFC shall make provisions, by resolution, for the indemnification of directors, officers, employees and such other persons as the directors shall decide on such terms and conditions as they establish. MFC’s administrative resolutions provide that MFC shall indemnify a director, officer or employee, a former director, officer or employee, or a person who acts or acted at MFC’s request as a director, officer, employee or trustee of another corporation, partnership, joint venture, trust or other enterprise against all expenses, judgments, fines and amounts in settlement, actually and reasonably incurred by them in connection with such action, suit or proceeding, whether civil, criminal or administrative, against them from the execution of their duties if such individual acted honestly, in good faith, with a view to the best interests of MFC or the enterprise the person is serving at the request of MFC, and within the scope of his or her authority and normal activities, and in the case of any criminal or administrative action or proceeding, whether civil, criminal or administrative, the individual had reasonable grounds for believing that his or her conduct was lawful, subject to the limitations described in the administrative resolutions. MFC’s administrative resolutions also provide that MFC shall also, with the approval of the board of directors of MFC, indemnify such persons in respect of any action by any person by or on behalf of MFC to procure a judgment in its favor to which the person is made a party by reason of being or having been a director, officer or employee of MFC, against all costs, charges and expenses reasonably incurred by him or her in connection with such action if he or she fulfills the conditions set out in (1) and (2) above.

MFC’s administrative resolutions provide that MFC will have no obligation to indemnify any person for:

•	any acts, errors or omissions committed with actual dishonest, fraudulent, criminal or malicious purpose or intent;

•	any acts of gross negligence or willful neglect;

•	any liabilities of others assumed by any person entitled to indemnification;

•	any claims by or against any enterprises owned, operated, managed or controlled by any person entitled to indemnification; or any claims by such person against an enterprise;

•	any claims arising out of, or based on, any pension plans sponsored by any person otherwise entitled to indemnification;

•	bodily injury, sickness, disease or death of any person or injury to or destruction of any tangible property including loss of use; and

•	any liabilities in respect of which the person would otherwise be entitled to indemnification if in the course of that person’s actions, he or she is found by the board of directors of MFC to have been in breach of compliance with MFC’s Code of Business Conduct and Ethics or Conflict of Interest guidelines.

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MFC has entered into agreements to indemnify its current and former directors and officers and directors and officers who are acting or have acted at MFC’s request for some other entity. These agreements indemnify our directors and officers for certain expenses, including, among other things, attorneys’ fees, costs, fines and settlement amounts, reasonably incurred by any such person in any civil, criminal, administrative or other proceeding related to such person’s services as a director or officer of MFC, or any other entity to which the person provides services at MFC’s request. MFC’s obligation to indemnify such persons is subject to similar limitations as those set forth in MFC’s administrative resolutions described above.

MFC maintains a directors’ and officers’ liability insurance policy with a policy limit of U.S. $300,000,000. The policy is renewed annually. The policy provides protection to directors and officers against liability incurred by them in their capacities as directors and officers of MFC and its subsidiaries. The policy also provides protection to MFC (of which U.S. $125,000,000 is available to MFC) for claims made against directors and officers for which MFC has granted directors and officers indemnity, as required or permitted under applicable law, and for securities claims made against MFC, in each case, subject to a deductible of U.S. $25,000,000 per claim.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

4.1	Deferred Compensation Plan for Certain Employees of John Hancock, as amended, effective January 1, 2013 (filed herewith).

4.2	Deferred Compensation Plan for the John Hancock Financial Network, effective June 1, 2016 (filed herewith).

5.1	Opinion of Stephen P. Sigurdson (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Stephen P. Sigurdson (included in Exhibit 5.1).

24.1	Powers of Attorney (filed herewith).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

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provided, however, that paragraphs (a)(1)(i) and(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, if applicable each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on the 13th day of May, 2016.

MANULIFE FINANCIAL CORPORATION
(Registrant)

By:	/s/ Stephen P. Sigurdson
Name:	Stephen P. Sigurdson
Title:	Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 13, 2016.

Name	Title

/s/ Donald A. Guloien
Donald A. Guloien	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Stephen B. Roder
Stephen B. Roder	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Lynda D. Sullivan
Lynda D. Sullivan	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Richard B. DeWolfe
Richard B. DeWolfe	Chairman

/s/ Joseph P. Caron
Joseph P. Caron	Director

/s/ John M. Cassaday
John M. Cassaday	Director

/s/ Susan F. Dabarno
Susan F. Dabarno	Director

/s/ Sheila S. Fraser
Sheila S. Fraser	Director

/s/ Luther S. Helms
Luther S. Helms	Director

/s/ Tsun-yan Hsieh
Tsun-yan Hsieh	Director

/s/ P. Thomas Jenkins
P. Thomas Jenkins	Director

/s/ Pamela O. Kimmet
Pamela O. Kimmet	Director

Name	Title

/s/ Donald R. Lindsay
Donald R. Lindsay	Director

/s/ John R.V. Palmer
John R.V. Palmer	Director

/s/ C. James Prieur
C. James Prieur	Director

/s/ Andrea S. Rosen
Andrea S. Rosen	Director

/s/ Lesley D. Webster
Lesley D. Webster	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Manulife Financial Corporation in the United States, on this 13th day of May, 2016.

JOHN HANCOCK LIFE INSURANCE
COMPANY (U.S.A.)

By:	/s/ Emanuel Alves
Name:	Emanuel Alves
Title:	Vice President, Counsel &
Corporate Secretary

Index to Exhibits

Exhibit No.	Description of Exhibit

4.1	Deferred Compensation Plan for Certain Employees of John Hancock, as amended, effective January 1, 2013 (filed herewith).

4.2	Deferred Compensation Plan for the John Hancock Financial Network, effective June 1, 2016 (filed herewith).

5.1	Opinion of Stephen P. Sigurdson (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Stephen P. Sigurdson (included in Exhibit 5.1).

24.1	Powers of Attorney (filed herewith).